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                                  EXHIBIT 12.01




                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                                    Year Ended December 31:
                                                        (In millions)
                                          1998     1997      1996      1995       1994
                                          ----     ----      ----      ----       ----
HISTORICAL INFORMATION

EARNINGS:

Income from Continuing Operations
    before Income Taxes                $  23.0   $  17.7   $  60.9   $  104.6   $  14.7

Interest Expense (net of amount
    capitalized)                          26.7      23.6      37.9       49.8      56.0

Amortization of Previously
    Capitalized Interest Expense          --         0.4       0.4        0.4       0.3
                                       -------   -------   -------   --------   -------
    Total Earnings                     $  49.7   $  41.7   $  99.2   $  154.8   $  71.0
                                       =======   =======   =======   ========   =======


FIXED CHARGES:

Interest Expense (net of amount
    capitalized)                       $  26.7   $  23.6   $  37.9   $   49.8   $  56.0

Capitalized Interest                       7.4       0.9       0.6        1.5       1.2

    Total Fixed Charges Including
                                       -------   -------   -------   --------   -------
      Capitalized Interest             $  34.1   $  24.5   $  38.5   $   51.3   $  57.2
                                       =======   =======   =======   ========   =======



Ratio of Earnings to Fixed Charges        1.5x      1.7x      2.6x        3.0x     1.2x
                                       =======   =======   =======   ========   =======



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